Exhibit 99.1

Plum Creek Timber Company, Inc. 601 Union St, Suite 3100 Seattle, Washington 98101 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
August 6, 2015	Media: Kathy Budinick 1-888-467-3751

Michelle Goldberg to Join Plum Creek Board of Directors

SEATTLE - Plum Creek Timber Company, Inc. (NYSE:PCL) announced today that Michelle J. Goldberg has joined the company’s board of directors. Goldberg is a Partner at the venture capital firm Ignition Partners in Bellevue, Washington. She serves as an advisor to many emerging growth companies and sits on several for-profit and not-for-profit boards. She was named 40 under 40, one of the Top 100 Most Influential Women in Technology by the Puget Sound Business Journal, and is a Crown Fellow of The Aspen Institute.

"Michelle’s extensive background as a venture capital investor and business advisor makes her a valuable addition to the board," said Rick Holley, chief executive officer. "With her wealth of investment experience and financial acumen, she will bring an important perspective and we are pleased to welcome her to our board."

Goldberg earned a Bachelor of Arts degree in East Asian Studies from Columbia University and a Master of Arts and Sciences degree in Regional Studies - East Asia from Harvard University.

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Plum Creek is among the largest and most geographically diverse private landowners in the nation with more than 6 million acres of timberlands in 19 states. We also operate wood products mills in the Northwest. We manage our working forests using sustainable practices to benefit Plum Creek’s many stakeholders. Our employees work together to create shareholder value, serve as stewards of the environment, make wood products for everyday use, and build strong communities. Please visit www.plumcreek.com for the latest information about Plum Creek.